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                                                                  EXHIBIT 99.3

                                                               Investor contact:
                                                                     Ed Lockwood
                                                                     Symmetricom
                                                                  (408) 428-7845
                                                       elockwood@symmetricom.com


                   SYMMETRICOM ANNOUNCES AGREEMENT TO SELL
             LINFINITY MICROELECTRONICS TO MICROSEMI CORPORATION

SAN JOSE, California -- February 11, 1999 -- Symmetricom (NASDAQ: SYMM) announced today that it has signed a definitive agreement to sell its Linfinity Microelectronics Inc. Subsidiary to Microsemi Corporation (NASDAQ: MSCC). The transaction is expected to close by the end of the current quarter.

Under the agreement, Microsemi will purchase all of the outstanding equity in Linfinity Microelectronics for approximately $24.1 million in cash, of which approximately $1.1 million is subject to an escrow agreement. Symmetricom also stated it expects to report a net after-tax loss related to the transaction of up to $4.0 million, or $0.26 cents per basic share.

This transaction, which concludes Symmetricom's previously announced efforts to secure a strategic partnership for Linfinity Microelectronics, enables the company to focus on its network synchronization, timing and location business.

Symmetricom (NASDAQ: SYMM) provides advanced network synchronization products that play a critical role in the operation and quality of service of sophisticated telecommunications networks. Symmetricom's synchronization and timing equipment is installed in telecommunications offices in over 50 countries worldwide. Global customers include network operators and network service providers. The Company is developing products based on its proprietary Global Positioning System (GPS), BesTime(TM) intelligent clock, and PowerHelix(TM) antenna technologies to address synchronization, timing and location needs of global communications markets.

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. The Company's actual results could differ materially from those projected in the forward-looking information. Some factors which could cause future actual results to differ materially from the Company's projected results in the forward-looking information include whether the acquisition will be consummated as anticipated, and the risk factors listed from time to time in the company's reports, on file with the Securities and Exchange Commission, including but not limited to, the report on Form 10-K for the year ended June 30, 1998, and the report on Form 10-Q for the quarter ended December 31, 1998.